Exhibit 4.6

Linde GmbH · Dr.-Carl-von-Linde-Str. 6-14 · 82049 Pullach · Germany

Linde plc

Forge

43 Church Street West

Woking, Surrey GU21 6HT

United Kingdom

Linde Finance B.V.

53 Merrion Square S.

Dublin 2, D02 PR63

Republic of Ireland

4 June 2025

Dear Sir or Madam,

Upstream Guarantee relating to the

Debt Issuance Programme

of Linde plc

Reference is made to our guarantee dated 11 May 2020 (the “Upstream Guarantee”) for the benefit of Linde plc, relating to (i) notes issued by Linde plc and (ii) the guarantee of Linde plc for the benefit of the holders of notes issued by Linde Finance B.V., in each case under the EUR 10,000,000,000 Debt Issuance Programme of Linde plc and Linde Finance B.V. dated 11 May 2020 (as amended, supplemented and restated from time to time) (the “Debt Issuance Programme”). The volume of the Debt Issuance Programme was increased to EUR 15,000,000,000 in connection with the update of the Debt Issuance Programme on 8 May 2024.

We understand that with effect from 8 May 2025, the Debt Issuance Programme has been updated in accordance with customary procedure. Such update also entailed an increase of the volume of the Debt Issuance Programme (i.e. the maximum nominal amount of notes outstanding under the Debt Issuance Programme at any time) (the “Programme Volume”) to EUR 20,000,000,000.

Linde GmbH Dr.-Carl-von-Linde-Str. 6-14 82049 Pullach Germany Telefon 089 7446-0 http://www.linde-gas.com	Linde GmbH Registered office Pullach Court of Registration Munich HRB 256407 Ust-IdNr.: DE 322 012 334	Supervisory Board: Björn Schneider (Chairman) Management Board: Oliver Pfann, Matthias von Plotho

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This letter is to confirm that our Upstream Guarantee for the benefit of Linde plc also extends to the increased Programme Volume of the Debt Issuance Programme applicable from 8 May 2025. All references in our Upstream Guarantee to the Debt Issuance Programme and notes issued thereunder shall be construed accordingly.

Very truly yours,

Linde GmbH

By	/s/Matthias von Plotho	By	/s/ Daniel Geiger
	Name: Matthias von Plotho		Name: ppa. Daniel Geiger